Execution Version

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

Between

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

(referred to as the Ceding Company)

and

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

(referred to as the Reinsurer)

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS TREATED AS CONFIDENTIAL BY THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. REDACTIONS ARE INDICATED BY [***].

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INDEX OF SCHEDULES AND EXHIBITS

Schedule A	[***]
Schedule B-1 Schedule B-2	[***] [***]
Schedule C-1 Schedule C-2	Reinsured Contracts Seriatim Listing
Schedule D	[***]
Schedule E-1 Schedule E-2	[***] [***]
Schedule F-1 Schedule F-2	[***] [***]
Schedule F-3	[***]
Schedule G	[***]
Schedule H	Separate Accounts
Schedule I-1 Schedule I-2	[***] [***]
Schedule J Schedule K Schedule L Schedule M Schedule N Schedule O	[***] [***] Seriatim Reports [***] [***] [***]
Schedule P	Third Party Reinsurance

Exhibit 1-A Exhibit 1-B Exhibit 2 Exhibit 3	[***] [***] [***] [***]

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COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on November 1, 2022 (the “Closing Date”) and effective as of the Effective Time by and between The Guardian Insurance & Annuity Company, Inc., a Delaware-domiciled insurance company (the “Ceding Company”), and Talcott Resolution Life Insurance Company, a Connecticut-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”

WHEREAS, the Ceding Company and the Reinsurer have entered into a [***]

WHEREAS, the [***] provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company and the Reinsurer will enter into the Administrative Services Agreement (as defined below) pursuant to which the Reinsurer will assume all administration of the Administered Business (as defined in the Administrative Services Agreement) subject to the terms and conditions therein and the services provided under that Transition Services Agreement dated the date hereof by and between the Reinsurer and the Ceding Company.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Account Value” with respect to any Reinsured Contract means, as of any date of determination, the aggregate account value of such Reinsured Contract attributable to the general account as well as the Separate Accounts of the Ceding Company, as defined in and determined in accordance with the terms of such Reinsured Contract, and without regard to the transactions contemplated hereby, as of such date.

“Accounting Report” [***]

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Additional Consideration” has the meaning set forth in Section 3.2(a).

“Adjusted Amount” means (a) the absolute value of the Adjusted Ceding Commission, minus (b) (i) the Ceding Company’s VM-21 Statutory Reserves as of the Effective Time, minus (ii) [***] the Ceding Company’s VM-21 Statutory Reserves as of December 31, 2021, in each case as set forth on the Final Closing Statement[***]

[***]

“Adjusted Month-End Required Balance” [***]

“Adjusted Month-End Required Balance Date” [***]

“Administrative Services Agreement” means that certain Administrative Services Agreement dated as of the date hereof by and between the Ceding Company and the Reinsurer, [***]

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding anything to the contrary set forth herein, except, [***] as applied to the Reinsurer, the term “Affiliate” shall include only Talcott Financial Group, Ltd. and its Subsidiaries and, for the avoidance of doubt, shall exclude any investor in such entity or beneficial owner of such entity’s equity securities or those of any Person that controls such entity, and any portfolio company, limited partner, investor or similar Person of any of the foregoing.

“Affiliate Retrocessionaire” means any Person to whom the Reinsurer or any Retrocessionaire retrocedes any proportionate share of the Reinsured Risks and which is Affiliated with the Reinsurer at the time of the initial retrocession or any time thereafter.

“Agreement” has the meaning set forth in the preamble.

[***]

“Allocated Premium Taxes” means, in respect of any Monthly Accounting Period, Premium Taxes allocable to the Reinsured Contracts, which shall be an amount equal to the Premiums received or Account Value applied to annuitization under the Reinsured Contracts in the states listed on [***]I n such Monthly Accounting Period multiplied by the effective tax rate from the most recent filed tax returns subject to annual adjustment; provided, however, the Parties agree to update the state listing and applicable Premium Tax rates, as appropriate, should (i) any jurisdictions which do not as of the Effective Time impose a Premium Tax on annuities adopt such a tax following the Effective Time, (ii) any jurisdictions which do as of the Effective Time impose a Premium Tax on annuities no longer impose such a tax following the Effective Time, or (iii) any jurisdictions modify the Premium Tax rate on annuities applicable as of the Effective Time.

“Applicable Tax Gross-Up Percentage” means one minus the highest federal tax rate applicable to United States corporations as of the Effective Time or, in the event of a recapture or termination, the Recapture Date or Termination Date, as applicable.

“Authorized Third Party Reinsurance Agreements” means those Third Party Reinsurance Agreements to the extent that the Ceding Company is able to take statutory financial statement credit for the reinsurance ceded thereunder in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Business Day” means any calendar day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Capital Reporting Deadline” means (a) with respect to an RBC Ratio, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is[***] after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is the later of (i) [***] after the end of such calendar year and (ii) [***] after the Reinsurer files (or is required to file, whichever is earlier) its annual Statutory Financial Statement for such year with its Insurance Regulator; and (b) with respect to an ECR Ratio or any other capital adequacy ratio of an Affiliate Retrocessionaire that is required to be reported pursuant to Section 3.8(c), with respect to a calendar quarter other than the last quarter of a calendar year, the date that is [***] after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is the later of (i) [***] after the end of such calendar year or (ii) [***] after such Affiliate Retrocessionaire files (or is required to file, whichever is earlier) its annual Statutory Financial Statement for such year with its Insurance Regulator.

“CARVM Allowance” with respect to any Reinsured Contract means, as of any date of determination, (a) the Account Value of such Reinsured Contract, less (b) the Cash Surrender Value of such Reinsured Contract, in each case of (a) and (b), as of such date.

“Cash Surrender Value” with respect to any Reinsured Contract means, as of any date of determination, the cash surrender value of such Reinsured Contract attributable to the general account as well as the Separate Accounts of the Ceding Company, as defined in and determined in accordance with the terms of such applicable Reinsured Contract and determined without regard to the transactions contemplated hereby, as of such date.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Domiciliary State” means the State of Delaware, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state, provided, that if the Ceding Company changes its state of domicile to the State of California or the State of New York, the Ceding Company Domiciliary State shall be deemed the State of Delaware.

“Ceding Company Extra-Contractual Obligations” means all Extra-Contractual Obligations that arise out of or relate to (a) any act, error or omission by the Ceding Company or any of its Affiliates or service providers prior to the Closing Date or (b) any act, error or omission by the Ceding Company or any of its Affiliates or their service providers (other than the Reinsurer or any of its Affiliates or service providers) on or after the Closing Date without the specific written consent, recommendation or direction of the Reinsurer or any of its Affiliates or their service providers.

[***]

“Ceding Company’s Non-VM-21 Statutory Reserves” means, with regard to Reinsured Contracts in payout status, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company State SAP that would be applicable to the Ceding Company (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 as well as Line 3, column 1 of the Liabilities section and Exhibit 7 of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2021)), as calculated as of such date (without giving effect to this Agreement) using the same process and methodologies for modeling and setting assumptions as used by the Ceding Company in calculating the statutory reserves of the Ceding Company’s variable annuity business in payout status that is not reinsured hereunder or reinsured to a third party under any other agreement), but excluding any voluntary or discretionary reserves or any other reserves not directly attributable to specific Reinsured Contracts; provided, however, that Ceding Company’s Non-VM-21 Statutory Reserves shall at all times be (i) calculated on a stand-alone basis without regard to any other business of the Ceding Company (e.g., without regard to any diversification or aggregation benefits that may be available based on other business of the Ceding Company), and (ii) calculated net of statutory reserves ceded under the Authorized Third Party Reinsurance Agreements in respect of the Reinsured Contracts, if any.

“Ceding Company’s VM-21 Statutory Reserves” means, with regard to Reinsured Contracts in pre-payout status, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 as well as Line 3, column 1 of the Liabilities section and Exhibit 7 of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2021)), as calculated as of such date (without giving effect to this Agreement) using the same process and methodologies for modeling and setting assumptions as used by the Ceding Company in calculating the statutory reserves of the Ceding Company’s variable annuity business in pre-payout status that is not reinsured hereunder or reinsured to a third party under any other agreement but excluding any voluntary or discretionary reserves or any other reserves not directly attributable to specific Reinsured Contracts; provided, however, that Ceding Company’s VM-21 Statutory Reserves shall at all times be (i) calculated on a stand-alone basis without regard to any other business of the Ceding Company (e.g., without regard to any diversification or aggregation benefits that may be available based on other business of the Ceding Company); (ii) calculated net of statutory reserves ceded under the Authorized Third Party Reinsurance Agreements in respect of the Reinsured Contracts, if any, and [***]

“Ceding Company Statutory Reserves” means (a) the Ceding Company’s VM-21 Statutory Reserves and (b) the Ceding Company’s Non-VM-21 Statutory Reserves.

“Ceding Company Statutory Reserves Report” [***]

“Closing Date” has the meaning set forth in the preamble.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in Section 3.2(c).

“Commingled Records” has the meaning set forth in Section 5.10(b).

“Company Action Level RBC” means, with respect to any insurance company, company action level RBC as calculated in accordance with the applicable Laws of such insurance company’s state of domicile.

[***]

“Confidential Information” with respect to a Party, means any and all information provided by, made available by or obtained on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company, Non-Public Personal Information and all data relating to the Policyholders which are maintained, processed or generated by the Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities (including Non-Public Personal Information and data relating to the Policyholders which are maintained, processed or generated by the Reinsurer acting in its capacity as administrator under the Administrative Services Agreement) and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; and provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“DAC Tax Election” has the meaning specified in Section 10.2(a).

“Daily Funding Date” means, in respect of each Daily Required Balance Adjustment calculated by the Reinsurer that results in an adjustment to the Trust Account[***] , the date that is [***] after the date of such Calculation, other than a Monthly Funding Date.

“Daily Required Balance Adjustment” means, with respect to any Business Day [***], (a) so long as no FMV Triggering Event is continuing, (i) the Interim Daily Required Balance as of such date, minus (ii) the Net Trust Funding Change as of such date and (b) during the continuation of an FMV Triggering Event, (i) [***] the Interim Daily Required Balance as of such date, minus (ii) the Net Trust Funding Change as of such date.

“Daily Required Balance Calculation” [***]

“Daily Required Balance Calculation Report” has the meaning set forth in Section 5.8(e).

[***]

[***]

“Designated Administrative Account” means a bank account of the Ceding Company at a bank reasonably acceptable to the Reinsurer to be used by the Ceding Company to pay General Account Liabilities.

“Discovered Contract” means any policies, contracts or other evidences of insurance of the types described on Schedule C-1 but not included in Schedule C-2, together with all annuitizations, binders, slips, individual certificates, applications therefor, supplements, endorsements, settlement options and riders thereto issued or entered into in connection with such contracts.

“Discovered Contract Transfer Amount” means, with respect to any Discovered Contract reinsured hereunder pursuant to Section 2.16(a), an amount equal to (i) (a) the Ceding Company’s VM-21 Statutory Reserves inclusive of such Discovered Contract, minus (b) the Ceding Company’s VM-21 Statutory Reserves excluding such Discovered Contract, plus (c) the Ceding Company’s Non-VM-21 Statutory Reserve (if any) with respect to such Discovered Contract, in each case determined as of the Discovered Contract Effective Time, plus (ii) without duplication, the Fixed Accounts Account Value with respect to the Discovered Contract as of the Discovered Contract Effective Time, minus (iii) the CARVM Allowance with respect to such Discovered Contract as of the Discovered Contract Effective Time, plus (iv) any Existing IMR Amount as of the Discovered Contract Effective Time with respect to such Discovered Contract, divided by the Applicable Tax Gross-up Percentage, plus (v) the amount of the IMR, calculated on an after-tax basis, that is created on the date of payment of the Discovered Contract Transfer Amount as a direct result of the transfer of assets by the Ceding Company to the Reinsurer in payment of such Discovered Contract Transfer Amount, determined in accordance with Ceding Company Domiciliary State SAP, plus (vi) the Additional Consideration received by the Ceding Company in respect of such Discovered Contract at or after the Discovered Contract Effective Time to the date of such payment, minus (vii) the Reinsured Liabilities paid by the Ceding Company in respect of such Discovered Contract at or after the Discovered Contract Effective Time to the date of such payment, in each case of (i) through (v) with interest thereon calculated at the Interest Rate from the Discovered Contract Effective Time to the date of such transfer and in each case of (vi) and (vii) with interest thereon, calculated at the Interest Rate from the date of payment or receipt, as applicable, to the date of such payment.

“Discovered Contract Effective Time” means 12:01 a.m. (New York time) on the date that is [***] after the Effective Time.

[***]

“ECR Ratio” means, for any Affiliate Retrocessionaire domiciled in Bermuda, as of any calendar quarter end, its available statutory economic capital and surplus as a percentage of its enhanced capital requirement under the Bermuda Insurance Act.

“Effective Time” means 12:01 a.m. (New York time) on November 1, 2022.

“Eligible Assets” [***]

[***]

[***]

“Estimated Initial Required Balance” means [***]

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“Existing IMR Amount” means the amount of the Ceding Company’s existing IMR, calculated on an after-tax basis, that has been allocated by the Ceding Company to the Reinsured Risks as of the Closing Date (but prior to the transfer of assets by the Ceding Company pursuant to Section 3.1(b)), determined in accordance with Ceding Company Domiciliary State [***]

[***]

“Fair Market Value” means, with respect to any asset, the value thereof calculated in accordance [***]

[***]

“Fixed Accounts Account Value” means, as of any date of determination, the aggregate Account Values of the Reinsured Contracts that are attributable to the general account of the Ceding Company as defined in and determined in accordance with the terms of the Reinsured Contracts as of such date (without giving effect to this Agreement), calculated net of amounts ceded under the Authorized Third Party Reinsurance Agreements in respect of such Reinsured Contracts, if any.

“FMV Triggering Event” means any of the following occurrences:

(a) the RBC Ratio of the Reinsurer as of any calendar quarter-end is below [***] and the Reinsurer has not cured such shortfall as of the applicable Capital Reporting Deadline;

(b) the ECR Ratio of any Affiliate Retrocessionaire domiciled in Bermuda as of any calendar quarter-end is below [***] and such Affiliate Retrocessionaire has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that any Affiliate Retrocessionaire is not a Bermuda domiciled insurance company, the foregoing ECR Ratio shall refer to an equivalent capital adequacy ratio determined by the Ceding Company and reasonably agreed to by the Reinsurer; and provided further, that with respect to any Affiliate Retrocessionaire, this event shall not be deemed to have occurred if the Reinsurer’s RBC Ratio as of such calendar quarter-end is not below [***] assuming the Reinsured Liabilities ceded to such Affiliate Retrocessionaire was recaptured by the Reinsurer as of such calendar quarter-end;

(c) there has been a failure by the Reinsurer (i) to timely pay undisputed amounts due under this Agreement and such failure has not been cured within [***] after written notice thereof from the Ceding Company, or (ii) to timely fund the Trust Account[***], as applicable, in an aggregate amount that exceeds [***] and such failure has not been cured within [***] after written notice thereof from the Ceding Company;

(d) a Reserve Credit Triggering Event has occurred; or

(e) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; provided that, with respect to any such involuntary proceeding commenced in a jurisdiction that is not the Reinsurer Domiciliary State where the RBC Ratio of the Reinsurer at such time was at least [***], such proceeding is not dismissed within [***]

“Funding Calculations” [***]

“General Account Liabilities” means the following Liabilities of the Ceding Company (and with respect to clause (c) of this definition, all Liabilities of any of its Affiliates arising out of or resulting from the Reinsured Contracts), net of amounts (i) actually collected under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts or (ii) not collected from any reinsurer under any Third Party Reinsurance Agreement to the extent due to the Ceding Company’s breach or non-compliance with the terms thereunder, but excluding Separate Account Liabilities and Excluded Liabilities:

(a) all contractual Liabilities for claims, benefits, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, amounts payable for returns or refunds of premiums, guaranteed minimum death benefits, guaranteed minimum income benefits, guaranteed minimum withdrawal benefits, incurred but not reported claims, pending claims and benefits (including death benefits, lump sum payments, annuitization payments, deferred payments, payments in respect of market value adjustments, and any other settlement options), unearned premiums, and other contract benefits, arising on or after the Effective Time, in each case, arising under the express terms and conditions of the Reinsured Contracts and whether such amounts are escheated or paid to policyholders or beneficiaries of the Reinsured Contracts;

(b) all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts permitted or required by Section 2.2 on or after the Effective Time;

(c) all commissions, expense allowances, other compensation and obligations payable to Producers with respect to Premium paid under the Reinsured Contracts on and after the Effective Time;

(d) all assessments and similar charges payable by the Ceding Company on or after the Effective Time solely to the extent allocable to Premiums received by the Ceding Company on or after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings occurring before, on or after the Effective Time;

(e) all Allocated Premium Taxes;

(f) all premiums and other amounts payable under the Third Party Reinsurance Agreements in respect of the Reinsured Contracts allocable to periods on and after the Effective Time; and

(g) all Liabilities which relate to Reinsured Contracts that (i) are amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above).

Notwithstanding the foregoing, the General Account Liabilities with respect to the Discovered Contracts shall include the Liabilities described in the above categories only to the extent that they arise on and after the Discovered Contract Effective Time.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“IMR” means an interest maintenance reserve.

“IMR Amount” means (a) the Existing IMR Amount plus (b) the Transaction IMR Amount plus (c) the Post-Closing Date IMR Amount.

“Indemnitee” means a Ceding Company Indemnified Party or Reinsurer Indemnified Party, in each case, which is entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

[***]

[***]

“Initial Premium” has the meaning set forth in Section 3.1(a).

“Initial Required Balance” means the Required Balance as of the Effective Time.

“Insolvency” has the meaning set forth in Section 5.7(a).

“Insurance Regulator” means, with respect to any insurance or reinsurance company, the insurance regulator of the jurisdiction of domicile of such insurance or reinsurance company.

“Interest Rate” means a per annum rate equal to (a) the annualized yield on securities issued by the United States Treasury having a maturity equal to 3 months, as quoted for the Payment Due Date in the Federal Reserve Statistical Release H.15 Selected Interest Rates (Daily) under the heading “U.S. Government Securities—Treasury Constant Maturities” plus (b) [***]

“Interim Daily Required Balance” [***]

“Investment Guidelines” means the Investment Guidelines set forth in Schedule B-1; provided, however, that during the continuation of an FMV Triggering Event, the Investment Guidelines shall be modified as set forth in Schedule B-2.

“Law” means any United States or non-United States federal, state or local statute, law, ordinance, regulation, code, Governmental Order or other requirement or rule of law.

“Letter of Credit” means one or more clean and irrevocable letters of credit procured by the Reinsurer that (i) are issued by a LOC Provider naming the Ceding Company as the beneficiary and in a form reasonably satisfactory to the Ceding Company, and (ii) in each case, solely to the extent that the face amount thereof, together with the face amount of all other outstanding Letters of Credit hereunder, does not exceed [***]

“LOC Amount” means, as of any date of determination, the amount available to be drawn under any Letter of Credit as of such date; provided, that any Letter of Credit having an expiry date within [***] shall have an LOC Amount of [***].

“LOC Provider” means a bank that (i) is on the “List of Qualified U.S. Financial Institutions” established and maintained by the NAIC; [***] is not a parent, subsidiary or affiliate of the Parties.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

[***]

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) other than amounts constituting special, indirect, incidental, consequential or punitive damages, except to the extent that any such damages are actually recovered against an Indemnitee pursuant to a Third Party Claim.

“Market-to-Book Ratio” means, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Eligible Assets in the Trust Account to (b) the aggregate Statutory Book Value of such assets in the Trust Account, in the case of each of clause (a) and (b), without taking into account cash and cash equivalents in the Trust Account.

[***]

“Month-End Required Balance” [***]

“Month-End Required Balance Report” [***]

“Monthly Accounting Period” means each successive calendar month during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.

“Monthly Asset Valuation Date” [***]

“Monthly Asset Valuation Report” [***]

“Monthly Funding Date” means, in respect of each Month-End Required Balance Report [***] the date that is [***] from the date on which the Ceding Company receives such Month-End Required Balance Report.

[***]

“Net Settlement” has the meaning set forth in Section 3.3(a).

[***]

“NGE Standards” has the meaning set forth in Section 2.8.

“Non-Guaranteed Elements” means any “Nonguaranteed Charge or Benefit” that are subject to change by the Ceding Company and as defined in Actuarial Standard of Practice 2-Nonguaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.

“Non-Public Personal Information” means any non-public personally identifiable information concerning or relating to the Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants, and beneficiaries of Reinsured Contracts or other contracts issued by the Ceding Company, and its representatives that is protected by Applicable Privacy Law and cybersecurity law, including “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103; provided, that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”; and, provided, further, that “Non-Public Personal Information” does not include de-identified personal data, (i.e., information that does not identify, or could not reasonably be associated with, an individual).

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“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Payee” has the meaning set forth in Section 7.1(c).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Policyholder” means the holder of any Reinsured Contract.

“Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets supporting the Reinsured Contracts determined in accordance with Reinsurer Domiciliary State SAP.

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“Premium Taxes” means all taxes assessed in respect of the Premiums received on and after the Effective Time under the Reinsured Contracts by any Governmental Authority.

“Premiums” means premiums, considerations, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts.

“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of Seller or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.

[***]

“Profreedom Contracts” means the Guardian Investor Profreedom Variable Annuity (B Share) contracts and the Guardian Investor Profreedom Variable Annuity (C Share) contracts referenced on Schedule C-1.

“Quota Share” means [***]

“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100.

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“Recapture Triggering Event” means any of the following occurrences:

(a) the RBC Ratio of the Reinsurer as of any calendar quarter-end is below [***] and the Reinsurer has not cured such shortfall as of the applicable Capital Reporting Deadline;

(b) the ECR Ratio of any Affiliate Retrocessionaire domiciled in Bermuda as of any calendar quarter-end is below [***] and such Affiliate Retrocessionaire has not cured such shortfall as of the applicable Capital Reporting Deadline; provided, that in the event that any Affiliate Retrocessionaire is not a Bermuda domiciled insurance company, the foregoing ECR Ratio shall refer to an equivalent capital adequacy ratio determined by the Ceding Company and reasonably agreed to by the Reinsurer; and provided further, that with respect to any Affiliate Retrocessionaire, this event shall not be deemed to have occurred if the Reinsurer’s RBC Ratio as of such calendar quarter-end is not below [***] assuming the Reinsured Liabilities ceded to such Affiliate Retrocessionaire was recaptured by the Reinsurer as of such calendar quarter-end;

(c) there has been a failure by the Reinsurer (i) to timely pay any undisputed amounts due under this Agreement in an aggregate amount that, when added to the aggregate amount that the Reinsurer has failed to fund [***] as applicable, that has not been cured, exceeds [***], and such failure has not been cured within [***] after written notice thereof from the Ceding Company; or (ii) to timely fund the Trust Account [***], as applicable, in an aggregate amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to pay under this Agreement that has not been cured, exceeds [***], and such failure by the Reinsurer to fund the Trust Account has not been cured within [***] after written notice thereof from the Ceding Company;

(d) a Reserve Credit Event has occurred and the Reinsurer has not taken steps pursuant to Section 5.1 to provide Reserve Credit to the Ceding Company in accordance with the timelines in Article V;

(e) the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; provided that, with respect to any such involuntary proceeding commenced in a jurisdiction that is not the Reinsurer Domiciliary State where the RBC Ratio of the Reinsurer at such time was at least[***], such proceeding is not dismissed within [***] .

“Reference Date” means December 31, 2021.

“Reinsured Contracts” means (a) those in force variable annuity and payout annuity contracts issued by the Ceding Company of the types and policy codes described on Schedule C-1 and listed by policy number in the seriatim file attached thereto as Schedule C-2 (as updated in accordance with Section 2.1); provided that Profreedom Contracts shall only be included as Reinsured Contract if they were issued on or prior to December 31, 2021, and (b) all Discovered Contracts reinsured pursuant to Section 2.16, in each case of (a), and (b), including all annuitizations (as specified on Schedule C-1), binders, slips, certificates, applications therefor, supplements, endorsements, settlement options and riders thereto issued or entered into in connection with such contracts; provided that, (i) contracts with guaranteed minimum withdrawal benefits in payout phase as of the Effective Time shall not be included as Reinsured Contracts other than such contracts that are reinsured under the [***] Reinsurance Agreement which shall be included as Reinsured Contracts, and (ii) contracts with guaranteed minimum income benefits in payout phase as of the Effective Time shall be included as Reinsured Contracts. Following the date hereof, Schedule C-2 will be updated from time to time to reflect all Discovered Contracts reinsured hereunder and the removal of Terminated Contracts.

“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities.

“Reinsured Risks” has the meaning set forth in Section 2.1.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Domiciliary State” means the State of Connecticut, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.

[***]

“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.

“Reinsurer Statutory Reserves” means (a) the Reinsurer’s VM-21 Statutory Reserves and (b) the Reinsurer’s Non-VM-21 Statutory Reserves.

“Reinsurer’s Non-VM-21 Statutory Reserves” means, with regard to Reinsured Contracts in payout status, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Reinsurer Domiciliary State SAP (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 as well as Line 3, column 1 of the Liabilities section and Exhibit 7 of the Reinsurer’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Reinsurer’s Statutory Financial Statement subsequent to December 31, 2021)), as calculated as of such date (without giving effect to any retrocession by the Reinsurer of any Reinsured Risks) using the same process and methodologies for modeling and setting assumptions as used by the Reinsurer in calculating the statutory reserves of the Reinsurer’ s variable annuity business in payout status that is not reinsured hereunder; provided, however, that Reinsurer’s Non-VM-21 Statutory Reserves shall at all times be (i) calculated on a stand-alone basis without regard to any other business of the Reinsurer (e.g., without regard to any diversification or aggregation benefits that may be available based on other business of the Reinsurer) and (ii) calculated net of statutory reserves ceded under the Authorized Third Party Reinsurance Agreements in respect of the Reinsured Contracts.

“Reinsurer’s VM-21 Statutory Reserves” means, with regard to Reinsured Contracts in pre-payout status, the Reinsurer’s statutory reserves determined in accordance with [***]

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Required Balance” means, with respect to any date of determination [***], an amount equal to the sum of:

(a) for all Reinsured Contracts in pre-payout status, [***] of the Reinsurer’s VM-21 Statutory Reserves with respect to such Reinsured Contracts; plus

(b) for all Reinsured Contracts in payout status, [***] of the Reinsurer’s Non-VM-21 Statutory Reserves with respect to such Reinsured Contracts; plus

(c) [***] of the Fixed Accounts Account Value; minus

(d) the aggregate CARVM Allowance for all Reinsured Contracts; plus

(e) an amount equal to the Unamortized IMR Amount; plus

(f) the Unamortized Adjusted Amount, minus

(g) any amount then maintained in the Designated Administrative Account; minus

(h) any amount of Letter of Credit draw or Trust Account withdrawal by the Ceding Company in excess of the amounts permitted under the terms of this Agreement,

[***]

[***]

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Reserve Credit Assets” [***]

“Reserve Credit Event” means any event that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State.

“Reserve Credit Triggering Event” means that a Reserve Credit Event has occurred and the Reinsurer has not taken steps pursuant to Section 5.1 to provide Reserve Credit to the Ceding Company as of the end of the calendar quarter during which such Reserve Credit Event occurred.

[***]

[***]

“Retrocessionaire” means any Person to whom the Reinsurer retrocedes any Reinsured Risks.

[***]

[***]

[***]

“SAP” means, with respect to either Party, the statutory accounting principles prescribed or permitted by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled or deemed to be domiciled consistently applied.

“Security Funding Date” means any Daily Funding Date or Monthly Funding Date, as applicable.

[***]

[***]

“Separate Account Charges” has the meaning set forth in Section 3.2(a).

“Separate Account Liabilities” has the meaning set forth in Section 2.10(b).

“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 1, column 1 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to separate accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2021)), calculated in accordance with the Ceding Company Domiciliary State SAP.

“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company applicable to the Reinsured Contracts identified in Schedule H.

“Settlement Statement” has the meaning set forth in Section 3.3(a).

[***]

“Statutory Book Value” means, with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset (including investment income due and accrued thereon) consistent with Reinsurer Domiciliary State SAP, consistently applied.

“Statutory Financial Statements” means, with respect to any Person, the annual and quarterly statutory financial statements of such Person filed with the Insurance Regulator charged with supervision of such Person.

[***]

[***]

“Terminated Contract” has the meaning specified in Section 2.16(b).

“Terminated Contract Transfer Amount” means with respect to each Terminated Contract (i) (a) the Ceding Company’s VM-21 Statutory Reserves inclusive of such Terminated Contract, minus (b) the Ceding Company’s VM-21 Statutory Reserves excluding such Terminated Contract, determined as of the Reference Date, plus (ii) the Fixed Accounts Account Value with respect to the Terminated Contract included in the calculation of Initial Premium, minus (iii) the CARVM Allowance with respect to such Terminated Contract included in the calculation of the Initial Premium, plus (iv) the portion of the Existing IMR Amount and Transaction IMR Amount included in the calculation of the Initial Premium that is reasonably allocable to the Terminated Contract, plus (v) the Additional Consideration received by the Reinsurer in respect of such Terminated Contract at or after the Effective Time to the date of such payment, minus (vi) the Quota Share of Reinsured Liabilities paid by the Reinsurer in respect of such Terminated Contract at or after the Effective Time to the date of such payment, in each case of (i) through (iv) with interest thereon calculated at the Interest Rate from the Effective Time to the date of such transfer and in each case of (v) and (vi) as reasonably demonstrated by the Ceding Company and with interest thereon, calculated at the Interest Rate from the date of payment or receipt, as applicable, to the date of such payment

“Termination Date” has the meaning set forth in Section 8.5(a).

“Termination Triggering Event” means there has been a failure by the Ceding Company to pay any undisputed Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount in excess of [***], and such breach has not been cured [***]after written notice thereof from the Reinsurer.

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or any Affiliate of any party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among parties to this Agreement or their respective Affiliates will not be Third Party Claims hereunder.

[***]

“Third Party Reinsurance Agreements” means (i) all reinsurance treaties and agreements in-force as of the Effective Time to which the Ceding Company is a ceding party and that provide coverage related to the Reinsured Contracts; and (ii) any such treaty or agreement that is terminated or expired but under which the Ceding Company may continue to receive benefits with respect to the Reinsured Contract, in each case of (i) and (ii), as listed on Schedule P but only to the extent that such reinsurance remains in place with the Ceding Company.

“Third Party Reinsurance Recoveries” means all recoveries paid to the Ceding Company under the Third Party Reinsurance Agreements to the extent related to Reinsured Liabilities that have been paid by the Reinsurer; provided that such recoveries shall include amounts not collected from any reinsurer under any Third Party Reinsurance Agreement to the extent due to the Ceding Company’s breach or non-compliance with the terms thereunder (other than any such breach or non-compliance by the Reinsurer or any of its Affiliates or service providers).

“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state.

[***]

[***]

“Transaction IMR Amount” means the amount of the IMR, calculated on an after-tax basis, that is created on the Closing Date as a direct result of the transfer of assets by the Ceding Company to the Reinsurer pursuant to Section 3.1(a), determined in accordance with Ceding Company Domiciliary State SAP [***]

[***]

[***]

“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.

“Trust Adjustment Threshold” means [***]

[***]

“Trustee” means the trustee [***]

“Unamortized Adjusted Amount” means, as of any date of determination, an amount equal to the portion of Adjusted Amount which remains unamortized as of such date, which amortization shall begin at the Effective Time and shall amortize to zero on a straight-line basis over [***] period.

“Unamortized IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the IMR Amount which remains unamortized as of such date, determined in accordance with Reinsurer Domiciliary State SAP.

ARTICLE II.

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1. Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance basis for the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities, in each case, that have not been paid by the Ceding Company prior to the Effective Time (collectively, the “Reinsured Risks”). In addition, the Reinsurer assumes and agrees to indemnify and hold the Ceding Company harmless from and against all Reinsurer Extra-Contractual Obligations. The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein. The Parties agree that (a) the seriatim file of Reinsured Contracts set forth on Schedule C-2 as originally attached to this Agreement reflects information as of September 30, 2022, (b) the Ceding Company shall provide an updated seriatim file reflecting information as of the Effective Time no later than [***] following the Closing Date, (c) such updated file shall constitute the “Updated Seriatim File” [***] and the representation and warranty of the Ceding Company [***]and (d) such updated file shall be attached to this Agreement and replace Schedule C-2 as originally attached to this Agreement.

Section 2.2. Insurance Contract Changes. Except (a) as directed or agreed by the Reinsurer in writing, (b) for any changes initiated by the applicable Policyholder of any Reinsured Contract pursuant to the terms of such Reinsured Contract or (c) for any changes mandated by any Governmental Authority or applicable Law, the Ceding Company shall not change the terms of any Reinsured Contract. This Section 2.2 shall not apply to any changes to Non-Guaranteed Elements, which shall be governed exclusively by Section 2.8.

Section 2.3. Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates and conditions as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities. In the event any of the Reinsured Contracts contain policy loan features, the Parties agree to amend this Agreement to include such policy loans in the business ceded to the Reinsurer hereunder, provided that the required trust funding shall be reduced by the aggregate policy loan balance of any policy loans reinsured hereunder and the Ceding Company shall assign its interest, right and title to the policy loan balance to the Reinsurer.

Section 2.4. Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.

Section 2.5. Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

Section 2.6. [***]

Section 2.7. Third Party Reinsurance. [***]

(a) This Agreement is written net of all Third Party Reinsurance Recoveries. The Reinsurer shall make payment to the policyholders of the Reinsured Contracts as administrator under the Administrative Service Agreement, on behalf of the Ceding Company of all Reinsured Liabilities, calculated without reduction for Third Party Reinsurance Recoveries, in consideration for the Reinsurer’s rights under Section 3.2 to all Third Party Reinsurance Recoveries.

[***]

Section 2.8. Non-Guaranteed Elements. From and after the Closing Date, the Ceding Company shall retain the authority to set and establish all Non-Guaranteed Elements in respect of the Reinsured Contracts in compliance with (i) the methodologies set forth in [***], (ii) the terms of the Reinsured Contracts, (iii) applicable Law and (iv) generally accepted actuarial standards of practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges (collectively, the “NGE Standards”); provided that the Ceding Company shall consult with the Reinsurer periodically on the setting of Non-Guaranteed Elements prior to making any changes thereto. The Reinsurer may, from time to time, make recommendations to the Ceding Company with respect to Non-Guaranteed Elements so long as such recommendations comply with the NGE Standards. The Ceding Company shall fully consider any such recommendations in good faith taking into account the intent of the transactions contemplated hereby and act reasonably in determining whether any such recommendations should be accepted, and shall not unreasonably delay implementation of any accepted recommendations. The Reinsurer shall indemnify and hold harmless the Ceding Company for all Liabilities arising out of or resulting from the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations in accordance with this Section 2.8.

Section 2.9. Retrocession.

(a) The Reinsurer may retrocede (i) up to [***] of the Reinsured Risks to U.S. domiciled insurance companies that are Affiliated with the Reinsurer; (ii) up to [***] of the Reinsured Risks of each Reinsured Contract [***] to Bermuda domiciled insurance companies that are Affiliated with the Reinsurer or (iii) up to [***] of the Reinsured Risks of each Reinsured Contract [***] to any other [***]; provided, however, that nothing in this Section 2.9(a) shall prohibit the Reinsurer from entering into rider-only or excess of loss reinsurance agreements in respect of the Reinsured Contracts without the consent of the Ceding Company. [***]

(b) Except as set forth in Section 2.9(a), the Reinsurer may not retrocede or otherwise transfer all or any portion of the Reinsured Risks without the consent of the Ceding Company, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no retrocession by the Reinsurer of any Reinsured Risks shall relieve the Reinsurer of any of its obligations under this Agreement or the Trust Agreement.

[***]

Section 2.10. Separate Accounts.

(a) Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts. From and after the Closing Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP.

(b) For each Reinsured Contract that relates to the Separate Account Liabilities, the Ceding Company or the Reinsurer, as applicable, shall deposit, shall cause to be deposited, or shall transfer to the Ceding Company for deposit any additional amounts required to be deposited into the Separate Accounts after the Closing Date pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid (or provided for) pursuant to the Net Settlement, and all amounts to be paid with respect to surrenders, annuitization payments, death benefits, compensation or any other amounts with respect to such Reinsured Contracts that by the terms of such Reinsured Contracts contemplate payment from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated. So long as the Administrative Services Agreement remains in effect, the Ceding Company shall permit the Reinsurer to make payments of Separate Account Liabilities out of the Separate Accounts directly and shall cooperate with the Reinsurer in making such payments, including providing direct access to the Reinsurer to such accounts. As of the Effective Time, the Parties will record on their respective books and records an initial modco reserve adjustment based on the value of the Separate Account assets as of the Effective Time to the extent necessary to reflect the cession of the Separate Account Liabilities hereunder on a modified coinsurance basis.

Section 2.11. [***]

Section 2.12. [***]

Section 2.13. [***]

Section 2.14. [***]

Section 2.15. [***]

Section 2.16. Discovered Contracts and Terminated Contracts.

(a) Within [***] following the Closing Date, upon becoming aware of any Discovered Contracts, the Parties shall cooperate in good faith to include such Discovered Contract as a Reinsured Contract as though it had originally been included as such as of the Effective Time; provided that (a) any Discovered Contract for which the Ceding Company has provided the Reinsurer with reasonable evidence that the Reinsurer has been compensated for assuming such Discovered Contract will be deemed a Reinsured Contract without any further action from the Parties; and (b) for any Discovered Contracts for which the Ceding Company has not provided the Reinsurer with reasonable evidence that the Reinsurer has been compensated for assuming such Discovered Contract, and (x) if the aggregate Account Value associated with all Discovered Contracts (including all of those described under subclauses (a) or (b) above) is less than [***], the Ceding Company shall transfer to the Trust Account cash and/or other Eligible Assets having a Fair Market Value equal to the Discovered Contract Transfer Amount (if positive) with respect to such Discovered Contracts within [***] after the Discovered Contract Effective Time or the Reinsurer shall transfer to the Ceding Company cash and/or other Eligible Assets having a Fair Market Value equal to the absolute value of the Discovered Contract Transfer Amount (if negative) with respect to such Discovered Contracts within [***] after the Discovered Contract Effective Time, as applicable or (y) if the aggregate Account Value associated with all Discovered Contracts (including all of those described under subclauses (a) or (b) above) is equal to or exceeds [***], no Discovered Contract shall be deemed a Reinsured Contract until mutual agreement of the Parties in respect of an appropriate ceding commission in respect of all Discovered Contracts (including those ceded pursuant to subclause (b) above) to be transferred by the Ceding Company or the Reinsurer, as applicable, in addition to the payment by the applicable Party of the Discovered Contract Transfer Amount in respect of such additional Discovered Contract. The effective date with respect to the cession of any Discovered Contract pursuant to sub-clause (b) shall be the Discovered Contract Effective Time.

(b) If, at any time within [***] following the Closing Date, either the Ceding Company or the Reinsurer finds that a policy listed on Schedule C-2 had terminated prior to the Effective Time (a “Terminated Contract”), such Party shall promptly notify the other Party in writing of the existence of such Terminated Contract. Any Terminated Contracts discovered for which the Ceding Company has not provided the Reinsurer with reasonable evidence that the Reinsurer has previously been compensated for assuming such Terminated Contract shall be deemed to be removed from Schedule C-2 as of the Effective Time without any further action from the Parties. Any Terminated Contract for which the Ceding Company has provided the Reinsurer with reasonable evidence that the Reinsurer has previously been compensated for assuming such Terminated Contract shall be deemed to be removed from Schedule C-2 as of the Effective Time following the transfer of amounts described below. The Ceding Company shall calculate the Terminated Contract Transfer Amount for such Terminated Contract. The Reinsurer shall transfer to the Ceding Company cash and/or other Eligible Assets having a Fair Market Value equal to such Terminated Contract Transfer Amount (if positive) within [***] after the calculation thereof or the Ceding Company shall transfer to the Trust Account cash and/or other Eligible Assets having a Fair Market Value equal to the absolute value of the Terminated Contract Transfer Amount (if negative) within [***] after the calculation thereof.

[***]

ARTICLE III.

PAYMENTS; ADDITIONAL CONSIDERATION

Section 3.1. Initial Reinsurance Premium.

(a) As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”), the Reinsurer shall be entitled to cash and/or Eligible Assets having an aggregate Fair Market Value as of the Effective Time equal to the sum of:

(i)	the Ceding Company’s VM-21 Statutory Reserves as of the Reference Date, which the Parties agree was [***]; plus

(ii)	the Ceding Company’s non VM-21 Statutory Reserves as of the Effective Time in respect of the in-force payout annuities included in the Reinsured Contracts; plus

(iii)	the Fixed Accounts Account Value as of the Effective Time, minus

(iv)	the aggregate CARVM Allowance for all Reinsured Contracts as of the Effective Time; plus

(v)	the absolute value of the Adjusted Ceding Commission , plus

(vi)	the Existing IMR Amount as of the Effective Time, divided by the Applicable Tax Gross-up Percentage, plus

(vii)	the Transaction IMR Amount as of the Effective Time, divided by the Applicable Tax Gross-up Percentage.

(b) On the Closing Date, the Ceding Company shall transfer to the Reinsurer or the Trust Account on behalf of the Reinsurer, the Transferred Assets in an amount equal to the Estimated Initial Premium [***] and as set forth in the Estimated Closing Statement delivered thereunder. To the extent required pursuant to Section 5.2(b), the Reinsurer shall deposit additional Eligible Assets into the Trust Account on the Closing Date [***]. Each of the Initial Premium, Transferred Assets and Initial Required Balance will be determined, adjusted, settled and paid [***]

(c) The Ceding Company and the Reinsurer agree that the Existing IMR Amount and the Transaction IMR Amount shall be calculated by the Ceding Company and ceded to and held by the Reinsurer and except as required by the SAP applicable to the Ceding Company, it shall have no obligation to maintain any net IMR relating to any Existing IMR Amount, Transaction IMR Amount or any other IMR Amount.

Section 3.2. Additional Consideration.

(a) [***]

(b) [***]

(c) The Parties intend the Ceding Company’s assignment pursuant to the first sentence of Section 3.2(a) to be a present assignment of all of the Ceding Company’s rights, title and interest and not an assignment as collateral. However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Ceding Company does hereby grant to the Reinsurer a security interest in all of the Ceding Company’s right, title and interest (legal, equitable or otherwise), if any, to all Additional Consideration (and any bank account, lockbox or other account set up for the receipt of the Additional Consideration after the Effective Time) (the “Collateral”) to secure the Ceding Company’s obligations under this Agreement. All costs and expenses incurred in connection with obtaining a first priority perfected security interest shall be borne by the Reinsurer.

(d) The Ceding Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title and security interest under-Article 9 of the UCC to any and all Collateral, and the Ceding Company shall do such further acts and things as the Reinsurer may reasonably request in order that the security interest granted hereunder may be maintained as a first perfected security interest.

(e) Upon the failure of the Ceding Company to remit any Additional Consideration to the Reinsurer, which failure remains uncured [***] after written notice thereof from the Reinsurer is received by the Ceding Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under applicable Law, the following rights:

(1)

the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of New York or any other applicable jurisdiction (the “UCC”), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;

(2)	the right to set-off;

(3)	the right to intercept and retain moneys and property in any lockbox or other account set up for the receipt of Additional Consideration;

(4)	the right to reasonable attorney’s fees and costs incurred in connection with the enforcement of this Agreement or in connection with the disposition of the Collateral; and

(5)	the right to dispose of the Collateral in accordance with the UCC.

(f) Sections 3.2(c), and (e) are being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement and the express intent of the Parties, the Ceding Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 3.2 be interpreted as such.

Section 3.3. Net Settlement.

(a) During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last calendar day of each Monthly Accounting Period (a “Net Settlement”) shall be calculated by the Ceding Company during the term of the Transition Services Agreement and thereafter by the Reinsurer, as administrator under the Administrative Services Agreement, and a statement setting forth details of such calculation (the “Settlement Statement”) in the [***]following the end of such Monthly Accounting Period. If the amount of the Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within [***] of the Ceding Company’s delivery (if the Ceding Company provides such statement) or receipt (if the Reinsurer provides such statement), as applicable, of the Settlement Statement for such period. If the amount of the Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within [***] of the Reinsurer’s delivery (if the Reinsurer provides such statement) or receipt (if the Ceding Company provides such statement), as applicable, of the Settlement Statement for such period.

(b) The Net Settlement with respect to each Monthly Accounting Period shall be an amount equal to the following:

(1)	the Quota Share of the Additional Consideration received by the Ceding Company during such Monthly Accounting Period; minus

(2)	the Quota Share of the General Account Liabilities paid by the Ceding Company during such Monthly Accounting Period; plus

(3)	the amount withdrawn by the Ceding Company from the Designated Administrative Account during such Monthly Accounting Period.

(c) The Settlement Statement shall also set forth for each Monthly Accounting Period the following:

(1)	The Separate Account Liabilities as of the end of the Monthly Accounting Period prior to the Monthly Accounting Period to which the Settlement Statement relates;

(2)	the Separate Account Liabilities as of the end of the Monthly Accounting Period to which the Settlement Statement relates;

(3)	All transfers into the Separate Accounts in respect of the Reinsured Contracts during such Monthly Accounting Period;

(4)	All transfers out of the Separate Accounts in respect of the Reinsured Contracts during such Monthly Accounting Period; and

(5)	All investment income (loss) in respect of assets in the Separate Accounts related to the Reinsured Contracts for such Monthly Accounting Period.

(d) [***], the Reinsurer shall collect all Additional Consideration and pay all Reinsured Liabilities on behalf of the Ceding Company. To the extent that the Ceding Company (rather than the Reinsurer) directly recovers any Additional Consideration from any third party attributable to the Reinsured Contracts, the Ceding Company shall hold such amounts in trust for the benefit of the Reinsurer and shall transfer and deliver such amounts to the Reinsurer, together with any endorsements to effect the transfer and any pertinent information that the Ceding Company may have relating thereto, in connection with the Net Settlements. Direct receipt by the Reinsurer or any of its Affiliates of any Additional Consideration shall be reflected in the Settlement Statements and shall satisfy the Ceding Company’s obligations to transfer any Additional Consideration to the Reinsurer hereunder. Similarly, direct payment by the Reinsurer of any Reinsured Liabilities shall be reflected in the Settlement Statements and shall satisfy the Reinsurer’s obligations to reimburse the Ceding Company for such Reinsured Liabilities.

(e) In the event that the Parties disagree with the calculation of the Net Settlement or any other information set forth in any Settlement Statement, any Party may deliver written notice to the other Party of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.

[***]

Section 3.4. Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first calendar day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.

Section 3.5. Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 3.6. Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.

Section 3.7. Premium Taxes. For each Monthly Accounting Period, the Parties shall cooperate and provide the other with information regarding Allocated Premium Taxes which is reasonably necessary to calculate the Net Settlement.

Section 3.8. [***]

ARTICLE IV.

ADMINISTRATION

Section 4.1. Administration. For so long as the Administrative Services Agreement remains in effect, the Reinsurer shall administer the Reinsured Contracts, the Separate Accounts and the Third Party Reinsurance Agreements on behalf of the Ceding Company, [***]

Section 4.2. [***]

Section 4.3. [***]

Section 4.4. [***]

ARTICLE V.

LICENSES; RESERVE CREDIT; SECURITY

Section 5.1. [***]

Section 5.2. Security.

(a) On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder and, if required, to provide Reserve Credit. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement.

(b) Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 3.1(b). In addition, if the Estimated Initial Required Balance exceeds the portion of the Estimated Initial Premium transferred to the Trust Account in accordance with Section 3.1(b), on the Closing Date, the Reinsurer will be required to deposit additional Eligible Assets into the Trust Account such that the assets therein shall have a Statutory Book Value at least equal to the Estimated Initial Required Balance and otherwise comply with the requirements [***].

(c) In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of [***], the Reinsurer shall ensure that (i) if an FMV Triggering Event is not continuing, the Trust Account holds Eligible Assets with a Statutory Book Value in accordance with the terms hereof, and (ii) during the continuation of an FMV Triggering Event, the Trust Account holds Eligible Assets with a Fair Market Value in accordance with the terms hereof. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.

(d) During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person (other than the Ceding Company or the Trustee as set forth in the Trust Agreement) any security interest whatsoever in any of the assets in the Trust Account.

Section 5.3. Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash.

Section 5.4. [***]

Section 5.5. Deposit of Assets. Subject to the Restricted Asset Exceptions to the extent permitted under the Trust Agreement, prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate any such assets without the consent or signature from the Reinsurer or any other entity.

Section 5.6. Modification Following Certain Events. The Parties acknowledge and agree that, upon the occurrence of, and for the duration of the continuation of, an FMV Triggering Event or a Reserve Credit Triggering Event, as applicable, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, as described herein and in the Trust Agreement. Provisions of the Trust Agreement that will automatically become modified upon the occurrence of an FMV Triggering Event or a Reserve Credit Triggering Event, as applicable, are specified in the Trust Agreement. Provisions of this Agreement that will automatically be modified during the continuation of an FMV Triggering Event or a Reserve Credit Triggering Event, as applicable, are: [***]; (b) the valuation of Eligible Assets in the Trust Account shall be valued at Fair Market Value; (c) the definition of Required Balance shall be modified as set forth therein; (d) solely in the case of a Reserve Credit Triggering Event, Section 5.7(a) governing the use and application of assets in the Trust Account by the Ceding Company in the absence of a Reserve Credit Triggering Event shall not apply and Section 5.7(b) governing the use and application of assets in the Trust Account by the Ceding Company during the continuation of a Reserve Credit Triggering Event shall apply; and [***].

Section 5.7. Withdrawal of Assets from the Trust Account.

(a) In the Absence of a Reserve Credit Triggering Event. So long as no Reserve Credit Triggering Event has occurred and is continuing, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn and, following the exhaustion of all assets in the Trust Account, any Letter of Credit may be drawn upon by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including any General Account Liabilities or other amounts due under this Agreement, (A) which amounts have not been (x) paid by the Reinsurer within [***] following its receipt from the Ceding Company of a specific written notice thereof or (y) withdrawn by the Ceding Company from the Designated Administrative Account or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding Company [***] . The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.

(b) During a Reserve Credit Triggering Event. During the continuation of a Reserve Credit Triggering Event, the Ceding Company and the Reinsurer agree that, the assets maintained in the Trust Account may be withdrawn and, following the exhaustion of all assets in the Trust Account, any Letter of Credit may be drawn upon by the Ceding Company at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or the Reinsurer only for the following purposes:

(i)

to pay or reimburse the Ceding Company for the Reinsurer’s share of premiums returned, but not yet recovered from the Reinsurer, to the owners of the Reinsured Contracts on account of cancellations of such Reinsured Contracts;

(ii)

to pay or reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company, but not yet recovered from the Reinsurer, under the terms and provisions of the Reinsured Contracts;

(iii)

to pay the Reinsurer amounts held in the Trust Account in excess of the amount necessary to secure the credit or reduction from liability for reinsurance taken by the Ceding company in respect of this Agreement;

(iv)

where the Ceding Company has received notification of termination of the Trust Account or cancellation of the Letter of Credit and where the Reinsurer’s obligations under this Agreement remain unliquidated and undischarged [***] prior to the termination date, to withdraw amounts equal to the obligations and deposit those amounts in a separate account, in the name of the Ceding Company in any qualified U.S. financial institution as defined in 18 Del.C. § 913(b) apart from its general assets, in trust for such uses and purposes specified in Sections 5.7(b)(i), 5.7(b)(ii) and 5.7(b)(v) as may remain executory after such withdrawal and for any period after the termination date, or

(v)	to pay any other amounts the Ceding Company claims are due under this Agreement.

The Ceding Company shall return to the Trust Account or the Reinsurer within [***] of withdrawal or draw on any Letter of Credit, assets withdrawn or drawn upon in excess of all amounts due under Sections 5.7(b)(i), (ii), (iii) and (v), or, in the case of Section 5.7(b)(iv) assets that are subsequently determined not to be due. The Ceding Company shall pay to the Reinsurer interest on such excess withdrawn or drawn amounts under Section Sections 5.7(b)(i), (ii), (iii) and (v) and assets held by the Ceding Company pursuant to Section 5.7(b)(iv) at the average of the daily “prime’ rate (which shall not be less than zero) published in The Wall Street Journal for each of the calendar days in the applicable period. Any excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in clauses (i), (ii) (iii) and (v) of Section 5.7(b).

[***]

Section 5.8. [***]

Section 5.9. Letter of Credit.

(a) The Reinsurer shall be permitted to satisfy a portion of its obligation to fund the Trust Account hereunder by obtaining and delivering to the Ceding Company one or more Letters of Credit at the Reinsurer’s cost for the benefit of the Ceding Company. The Ceding Company shall not be permitted to draw upon a Letter of Credit except as permitted in Section 5.7. In the event the Ceding Company is so permitted to draw upon a Letter of Credit, it will draw on the Letter of Credit with the shortest duration left first.

(b) The Ceding Company shall promptly return to the applicable LOC Provider any amounts drawn on a Letter of Credit in excess of the actual amounts permitted in Section 5.7; provided, that the Ceding Company shall return excess draw amount to the Reinsurer if the Reinsurer notifies the Ceding Company that the Reinsurer has repaid the Letter of Credit drawn amount to the applicable LOC Provider and provides evidence of such repayment reasonably satisfactory to the Ceding Company. The Ceding Company shall also pay interest on any Letter of Credit excess draw amount at the Interest Rate from and including the date of such draw to but excluding the date of return to the LOC Provider or the Reinsurer. Any amounts drawn on a Letter of Credit, including any excess draws, shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in Section 5.9(a) or Section 5.7.

(c) Upon the request of the Reinsurer, the Ceding Company shall cooperate with any reasonable request by the Reinsurer to reduce the face amount of any Letter of Credit on a monthly basis following the delivery of the Month-End Required Balance Report if the Statutory Book Value or Fair Market Value, as applicable, of the Eligible Assets in the Trust Account plus the aggregate face amount of all such Letters of Credit are in excess of the amount required [***], and, shall as soon as reasonably practicable take such actions as may be reasonably required by any LOC Provider, including delivering any certificate, providing any consent or acknowledgement and returning any then-current Letter of Credit to the applicable LOC Provider in exchange for a new Letter of Credit reflecting such reduced amount, to enable such reduction; provided, that if the Ceding Company does not take such actions reasonably required by an LOC Provider to enable such reduction, then the Ceding Company shall reimburse the Reinsurer for any fees and commissions payable by the Reinsurer to any LOC Provider with respect a Letter of Credit that exceed the amount of fees and commissions that would have been payable by the Reinsurer to such LOC Provider with respect to such Letter of Credit if it had been so reduced.

Section 5.10. Audit.

(a) [***], upon any reasonable request from either Party or its Representatives (but not more than once in any [***] period), the other Party shall (i) provide to the requesting Party and its Representatives access during normal business hours to its books and records pertaining to the calculation of the Month-End Required Balance, Adjusted Month-End Required Balance, the Interim Daily Required Balance or the Daily Required Balance Adjustment and the individual components thereof, including the Reinsurer’s Statutory Reserves, or the Ceding Company’s Statutory Reserves, Separate Accounts and Separate Account Charges, provided such access shall not unreasonably interfere with the conduct of the business of the Party being audited, (ii) permit the auditing Party and its Representatives to inspect, photocopy and audit copies of such books and records at their own cost, and (iii) make available to the auditing Party and its Representatives the audited Party’s personnel knowledgeable with respect thereto to facilitate such inspection and audit. In furtherance of the foregoing, at the relevant Party’s reasonable request, the other Party shall meet with the requesting Party and its Representatives upon reasonable notice and during business hours and for a reasonable period of time to discuss the calculation of the relevant items under clause (i) above.

[***]

Section 5.11. Continuation of a Triggering Event. For purposes of this Article V, upon the occurrence of any FMV Triggering Event or Recapture Triggering Event, such FMV Triggering Event or Recapture Triggering Event, as applicable, shall be deemed to be continuing unless (a) such FMV Triggering Event or Recapture Triggering Event, as applicable, has been cured and (b) no other FMV Triggering Event or Recapture Triggering Event, as applicable, has occurred for two consecutive calendar quarter ends following such cure.

Section 5.12. Trust Termination. So long as no Reserve Credit Triggering Event is continuing and without limiting the Reinsurer’s obligations [***], the Reinsurer may terminate the Trust Agreement once the [***] of Reinsured Contracts in-force is equal to or less than [***] by providing written notice of such election to the Ceding Company. The Ceding Company shall reasonably cooperate with the Reinsurer to terminate the Trust Agreement and release all remaining assets in the Trust Account to the Reinsurer and return all Letters of Credit to the Reinsurer for cancellation.

ARTICLE VI.

OVERSIGHTS; COOPERATION

Section 6.1. Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.

Section 6.2. Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

Section 6.3. Changes to RBC. In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer or any Affiliate Retrocessionaire, as applicable, to calculate risk-based capital or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the insurance regulatory authority in the Reinsurer’s or such Affiliate Retrocessionaire’s jurisdiction of domicile that are used to calculate RBC Ratios (or, in the event that an Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the equivalent capital adequacy ratios determined in accordance with the terms of this Agreement) from those in effect at the Effective Time, the Parties shall amend this Agreement to adjust the RBC Ratios (or such equivalent capital adequacy ratios) reflected in the definitions of FMV Triggering Event, Recapture Triggering Event or otherwise required under this Agreement so that such adjusted RBC Ratio (or such equivalent capital adequacy ratio) or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio (or such equivalent capital adequacy ratio) requirements in effect as of the Effective Time [***] after the implementation of such change, and, if the Parties cannot agree on any such adjustments, the Reinsurer shall, and shall cause such Affiliate Retrocessionaire to, continue to calculate its RBC Ratio (or such equivalent capital adequacy ratio) as if such material change or elimination had not occurred.

ARTICLE VII.

INSOLVENCY

Section 7.1. Insolvency of the Ceding Company.

(a) In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company.

(b) It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable Insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

(c) In the event the Ceding Company does not pay amounts otherwise payable under a Reinsured Contract as a result of a court of competent jurisdiction or any applicable Insurance Regulator issuing an order finding the Ceding Company to be insolvent or entering an order to the Ceding Company which legally prohibits the Ceding Company from paying amounts otherwise payable under a Reinsured Contract because of the Ceding Company’s financial condition, then the Reinsurer may elect to pay on behalf of the Ceding Company any Reinsured Liabilities payable by the Ceding Company under the Reinsured Contract that has not been previously paid by the Ceding Company, subject always to the other terms, conditions, exclusions and limitations of the Reinsured Contract and this Agreement. If the Reinsurer elects to make such payment in accordance with the preceding sentence, the Reinsurer shall make such payment directly to the policyholder, contractholder, owner, insured, annuitant or beneficiary under the Reinsured Contract (such party entitled to payment, the “Payee”). The Reinsurer shall be deemed to have all the rights of the Ceding Company and be subrogated to all the rights of the Ceding Company to the extent of such payment. Any such payment by the Reinsurer shall be used to discharge the Ceding Company from its related payment obligation under the subject Reinsured Contract and shall be treated as a payment by the Ceding Company for all purposes.

(d) The Reinsurer shall have no obligation to indemnify the Ceding Company for amounts paid or payable by the Ceding Company in respect of a Reinsured Contract to the extent of any payments made by the Reinsurer to the applicable Payee of such Reinsured Contract in accordance with Section 7.1(c), and the Reinsurer shall be discharged of its payment obligations to the Ceding Company, or to its conservator, rehabilitator, receiver, liquidator or statutory successor, under this Agreement to the extent of such payments.

ARTICLE VIII.

DURATION; RECAPTURE

Section 8.1. Duration. This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, (ii) in accordance with [***], and each Party has received payments which discharge the other Party’s liability in full [***] and the other terms of this Agreement, or (iii) in accordance with Section 8.5, if the Reinsurer has elected to terminate the reinsurance of the Reinsured Contracts, and each Party has received payments which discharge the other Party’s liability in full [***] and the other terms of this Agreement.

Section 8.2. Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I , VIII and IX, and the provisions of Sections 3.6, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, 11.13 and 11.15 shall remain in full force and effect after the termination of this Agreement.

Section 8.3. [***]

Section 8.4. [***]

Section 8.5. Termination for Failure to Pay Amounts Due to the Reinsurer.

(a) For a period of [***] following the occurrence of a Termination Triggering Event or of the Reinsurer otherwise becoming aware of such event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement in full, by providing the Ceding Company with written notice of its intent to effect such a termination. Any termination pursuant to Section 8.5(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last calendar day of the calendar month during which the Reinsurer delivers a termination notice to the Ceding Company; provided that if such termination notice was delivered less [***] prior to the end of such calendar month, then as of 11:59 p.m. (New York time) on the last calendar day of the following calendar month or (ii) on such later date as set forth in the Reinsurer’s termination notice (provided such later date is the last calendar day of a calendar month and is not later than [***] following the delivery by the Reinsurer of a notice of termination to the Ceding Company) (the “Termination Date”). Upon a termination of this Agreement by the Reinsurer pursuant to this Section 8.5(a), the Ceding Company shall recapture all reinsurance ceded under this Agreement [***] as of the Termination Date.

(b) Following a termination pursuant to Section 8.5(a), subject to [***] (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than the obligations under the provisions that expressly survive termination as provided in Section 8.2 and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks and no Reinsured Liabilities shall be payable by the Reinsurer.

(c) Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, the Reinsurer may, in its sole discretion, require direct payment by the Ceding Company of any sum in default under this Agreement or any other Transaction Agreement or pursue any other remedy to which the Reinsurer may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the Reinsurer might have had other recourse.

Section 8.6. Termination of Trust Account. Unless the Trust Agreement had been earlier terminated in accordance with Section 5.12, following the recapture or termination of this Agreement [***], the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article V shall be released to the Reinsurer. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer. The Ceding Company shall also return all Letters of Credit to the Reinsurer for cancellation.

ARTICLE IX.

[***]

Section 9.1 [***]

Section 9.2 [***]

Section 9.3 [***]

Section 9.4 [***]

ARTICLE X.

TAXES

Section 10.1 Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least [***] before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete.

Section 10.2 DAC Tax Adjustment.

(a) To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:

(b) The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.

(c) The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(d) The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service.

(e) The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

(f) As used in this Section 10.2, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.

(g) Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.

Section 11.2. Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.2).

(a)if to the Ceding Company:

(i) for all notices other than as set forth in clause (a)(ii) below, to:

[***]

(b) if to the Reinsurer:

[***]

Section 11.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Agreements are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible.

Section 11.4. Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.

Section 11.5. Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns. In the event the Ceding Company’s jurisdiction implements division or insurance business transfer Laws that would permit the transfer of the Reinsured Contracts to the Reinsurer pursuant to such division or insurance business transfer Laws such that the Reinsurer or one of its Affiliates would be directly obligated under the Reinsured Contracts and release the Ceding Company of all liability under the Reinsured Contracts, the Ceding Company and the Reinsurer shall each agree to consider in good faith whether to pursue such a transaction and if both Parties agree to pursue such a transaction, the Ceding Company and the Reinsurer shall each cooperate with each other to implement the transaction. For the avoidance of doubt, this Section 11.5 shall not prohibit or otherwise restrict the Reinsurer’s right to retrocede Reinsured Risks as set forth under Section 2.9.

Section 11.6. No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7. Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.

Section 11.8 Submission to Jurisdiction.

(a) Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b) Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c) Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.2.

(d) Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.9. Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 11.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 11.12 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 11.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive, (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last calendar day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (o) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 11.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15 Treatment of Confidential Information.

(a) The Ceding Company and the Reinsurer agree to hold each other’s Confidential Information in strict confidence and to take all commercially reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates, by any of its Representatives or subcontractors to third parties of any kind, other than the Representatives performing services for such Party who need access to such Confidential Information in the course and scope of providing such services, except as is authorized by the other Party in advance and in compliance with all applicable Law. If any Confidential Information needs to be disclosed as required by applicable Law or court order, the disclosing Party shall (if permitted by applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

(b) The Reinsurer will (i) comply in all material respects with applicable Laws with respect to the processing of such Non-Public Personal Information; (ii) retain, use, process, and disclose all Non-Public Personal Information created by Reinsurer on behalf of Ceding Company only to monitor and ensure compliance with the terms of this Agreement, perform the services or its obligations under or act consistent with this Agreement, the Administrative Services Agreement or the other Transaction Agreements, or as otherwise instructed by Ceding Company or permitted by this Agreement; (iii) refrain from selling such Non-Public Personal Information; (iv) [***] refrain from using such Non-Public Personal Information for reasons unrelated to Reinsurer’s business relationship with Ceding Company; (v) take commercially reasonable steps to ensure that all Non-Public Personal Information created by the Reinsurer on behalf of the Ceding Company is not subject to unauthorized alteration or deletion, unlawful destruction or accidental loss while such Non-Public Personal Information is under the direct control and possession of the Reinsurer; (vi) subject to applicable Law and the terms of the Reinsurer’s record retention policies, take commercially reasonable steps to comply with the provisions of this Agreement and the reasonable instructions of the Ceding Company to return or destroy the Non-Public Personal Information; and (vii) take commercially reasonable steps to limit access to and possession of Non-Public Personal Information in a manner consistent with the nature and sensitivity of such information.

(c) If either Party receives a third party demand pursuant to subpoena, summons, or court or Governmental Order or request, to disclose Confidential Information provided by the other Party, the receiving Party shall, if legally permitted, provide the disclosing Party with prompt written notice of any subpoena, summons, or court or Governmental Order or request, within a reasonable time prior to such release or disclosure. Unless the disclosing Party has given its prior permission to release or disclose the proprietary information, the receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the receiving Party may disclose only that portion of the proprietary information that it is legally obligated to disclose and shall use reasonable best efforts to treat such proprietary information as confidential. However, notwithstanding anything to the contrary in this Agreement, this Section 11.15(c) shall not be construed as requiring the receiving Party to act in any way that would not comply with the subpoena, summons, or court or Governmental Order.

(d) The Reinsurer shall establish and maintain (i) administrative, technical, and physical safeguards designed to protect against the destruction, loss, or alteration of Confidential and Non-Public Personal Information, and (ii) appropriate security measures designed to protect Confidential and Non-Public Personal Information in compliance with the requirements of all applicable Laws relating to personal information security.

(e) As needed to comply with applicable Laws concerning the processing of Non-Public Personal Information, the Parties agree to work cooperatively and in good faith to amend this Agreement in a mutually agreeable and timely manner, or to enter into further mutually agreeable agreements to the extent required by Law to comply with any such applicable Laws applicable to the Parties.

(f) The Parties agree that the breach, or threatened breach, of any of the confidentiality provisions of this Agreement may cause irreparable harm without adequate remedy at law. Upon any such breach, the disclosing Party will be entitled to injunctive relief to prevent the receiving Party from commencing or continuing any action constituting such breach, without having to post a bond or other security and without having to prove the inadequacy of other available remedies. Nothing in this Section 11.15(f) will limit any other remedy available to either Party.

Section 11.16 Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ [***]
Name: [***]
Title: [***]

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

By:	/s/ [***]
Name: [***]
Title: [***]

Signature Page to Coinsurance and Modified Coinsurance Agreement

SCHEDULE A

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SCHEDULE B-1

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SCHEDULE B-2

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SCHEDULE C-1

Reinsured Contracts

☐ Short Name	Product Name	Plan Code
VGII	Value Guard II	VGIIFLEX, VGIISGL

VGI	Value Guard	VGIFLX-Q, VGISGL-Q, VGIFLX-2, VGISGL-2, VGISGL-N

Guardian Investor	The Guardian Investor (GI)	INVFLEX, INVSGL

RAM	The Guardian Investor Retirement Asset Manager (RAM)	GIRAM, GIRAMNAV

C+C	Guardian Variable Annuity (C+C)	C+C

GIAB	Guardian Investor Asset Builder (GIAB)	GIAB, GIAB412, GIABNAV

GIIA	The Guardian Investor Income Access (GIIA)	GIIA, GIINC, GIIAEX, GIINCEX

CXC	Guardian Variable Annuity (CXC)	CXC

GIVAB	The Guardian Investor Variable Annuity B Series	GIVAB,GIVABNAV

GIVAL	The Guardian Investor Variable Annuity L Series	GIVAL, GIVALEX, GIVALNAV

INV2B	Guardian Investor II Variable Annuity B Series	INV2B, INV2BNAV

INV2L	Guardian Investor II Variable Annuity L Series	INV2L, INV2LEX

GPROB	Guardian Investor Profreedom Variable Annuity (B Share)	GPROB

GPROC	Guardian Investor Profreedom Variable Annuity (C Share)	GPROC

Also in scope:

• 80 or so existing fixed payouts that are inforce paired with variable payouts under the same contract

•  Variable immediate annuitizations as of the Effective Time

•  Existing GMIB annuitization payouts (5 or 6 policies)

•  Existing GMWB claims in payout reinsured under the [***] Reinsurance Agreement (5 to 7 policies)

•  All post-Effective Time fixed and variable annuitizations under the Reinsured Contracts

Not in scope: GMWB claims in payout as of the Effective Time that are not reinsured under the [***] Reinsurance Agreement

SCHEDULE C-2

Seriatim Listing

Inventory as of September 30, 2022 using the logic in Schedule C-1. Some of these listed September 30, 2022 policies will lapse or otherwise be subject to a change in status in October 2022, such as upon the death of a policyholder or a conversion to payouts. The October 2022 policy inventories will capture these changes, and they will be reflected in the updated seriatim listing.

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SCHEDULE D

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SCHEDULE E-1

[***]

SCHEDULE E-2

[***]

SCHEDULE F-1

[***]

SCHEDULE F-2

[***]

SCHEDULE F-3

[***]

SCHEDULE G

[***]

SCHEDULE H

Separate Accounts

Separate Account	Product	Securities Act of 1933 File No.	Securities Act of 1940 File No.

VL	Value Guard Individual Deferred Variable Annuity	002-70132	811-03117

S/A - A	Value Guard II Individual & Group Deferred Variable Annuity	002-74906	811-03323

S/A - D	The Guardian Investor Individual Variable Annuity	033-31755	811-05880

S/A - E	The Guardian Investor Retirement Asset Manager Variable Annuity	333-21975	811-08057

S/A - F	The Guardian C+C Variable Annuity	333-38292	811-09965
	The Guardian CxC Variable Annuity	333-119629	811-09965

S/A - Q	The Guardian Investor Income Access Variable Annuity	333-87468	811-21084

S/A - R	The Guardian Investor Asset Builder Variable Annuity	333-109483	811-21438
	The Guardian Investor Variable Annuity L Series	333-153839	811-21438
	The Guardian Investor Variable Annuity B Series	333-153840	811-21438
	Guardian Investor II Variable Annuity B & L Series	333-179997	811-21438
	Guardian Investor Profreedom Variable Annuity (B Share)	333-187762	811-21438
	Guardian Investor Profreedom Variable Annuity (C Share)	333-193627	811-21438

SCHEDULE I-1

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ANNEX A

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SCHEDULE I-2

[***]

SCHEDULE J

[***]

SCHEDULE K

[***]

SCHEDULE L

Seriatim Reports

Listed below are fields to be provided in regular seriatim extracts. As the actuarial teams from both Parties continue to collaborate and needs emerge, the inventory of exchanged fields may change slightly over time by mutual agreement.

Accumulation Phase Variable Annuities

Policy Level Information
Policy Number	SpuseBenStatus
Issue Date	LWA
Feature	Spouse DOB
Form	Spouse Sex
Premium Type	TotWithLastYr
Primary Owner Date of Birth	TotWithCurYr
Primary Owner Sex	ComTrail
Joint Owner Date of Birth	DBType
Joint Owner Sex	TotalPremspriortoFirstWD
Annuitant Date of Birth	GWB Minimum Guar Ind
Annuitant Sex	GWB on Contract Anniversary
Account Value	GMWB4 Ind
Initial Premium	GMWB4 DB Ind
Total Premiums	GMWB Withdrawal Percentage
Total Withdrawals	GMWB 4/4a/4b Step-Up for all States
Total Premiums Adjusted for Withdrawals	GMWB 4/4a/4b Previous Anniversary Step-Up Value
Annual Death Benefit Balance	Premiums in First Contract Year
Seven Year Enhanced DB Balance	Premiums After First Contract Year
GMDB Value	Premiums in Current Contract Year
Step-Up Value	Number of Withdrawals Since Issue
Enhanced DB (3% Rollup) Balance	GMWB 4/4a/4b Ratchet NY only
EEB Balance	EBR Indicator
Living Benefit Balance	GMWB Target Allocation Model
IB Rollup Balance	GMWB4B Total Premiums in first 90 days
IB Ratchet Balance	GLWB ROP DB
GMWB Base	Contract Fee (Aggregation) Waiver Indicator
GMWB Balance	SVA ROP Plus Interest Base
GMWB Value on first contract anniversary	DIA Rider Election
Cash Surrender Value	Date Matures (ACD)
GMWB Ind	Systematic Withdrawals
CovPersStat	Original Issue Date
Tax Status	Accrued Rider Fee
Fund Level Information
Policy
FundValue
FundID

Payout Annuities

Company	Payment Increase Amount
Case	Payment Increase Stop Date
Annuitant	Payment Increase Mode
ILC/NILC	Record Type
Benefit Description	Purchase Amount
Annuitant Sex	Issue Year
Annuitant Age	STAT
Mode	GAAP
Benefit Start Date	Tax
Benefit End Date	STAT Rate
Subcode	GAAP Rate
Benefit Amount	Tax Rate
LOB	Mortality Table – STAT
Benefit Type	Mortality Table – GAAP
Payment Series Code	Mortality Table – Tax
Issue Date	Exclusion Ratio
Benefit Segment	Last Anniversary Factor – STAT
Option	Last Anniversary Factor – GAAP
Joint Sex	Last Anniversary Factor – Tax
Annuitant Percent (APCT)	Next Anniversary Factor – STAT
Joint Percent (JPCT)	Next Anniversary Factor – GAAP
Annuitant Birth Date	Next Anniversary Factor – Tax
Annuitant Death Date	Issue State
Joint Birth Date	Life/Pay/Funding Status
Joint Death Date	PRICEAUV
Payment Increase Date	Recycled from Date
Payment Increase Indicator	Next Payment Due Date
Payment Increase Rate

SCHEDULE M

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SCHEDULE N

[***]

SCHEDULE O

[***]

SCHEDULE P

Third Party Reinsurance

Reinsurer	Effective Date	Risks Covered
[***]	9/1/1999	GMDB
[***][1]	9/1/2001	GMDB EEB
[***]	3/8/2004	GMIB
[***]	4/4/2005	GMDB
[***]	7/1/2007	GMWB

[1]	This treaty covers both Reinsured Contracts and other Ceding Company contracts that are not Reinsured Contracts.

EXHIBIT 1-A

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EXHIBIT 1-B

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EXHIBIT 2

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EXHIBIT 3

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